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Today's Top Deals

GolfEtail	eBags	Book Outlet	mygofer
Up to 80% off Callaway Golf Equipment.	Up to 75% off Mother's Day: Gifts for Her.	Up to 92% off Beyond the Bargain Books.	Up to 75% off Gold Jewelry.
Expires: June 22, 2016	Expires: April 23, 2016 2 days left	Ongoing	Expires: April 23, 2016 2 days left
4% Cash Back Rebate	9.6% Cash Back Rebate	8% Cash Back Rebate	2.4% Cash Back Rebate

New Stores

HSAstore	Home Chef	Apollo Box	Missguided
1.6% Cash Back Rebate	24.0% Cash Back Rebate	2.4% Cash Back Rebate	6.4% Cash Back Rebate
TLF Apparel	The Watchery	GelPro	Plonk Wine Club
6.4% Cash Back Rebate	5.12% Cash Back Rebate	4.48% Cash Back Rebate	Special Rate Cash Back Rebate

Today's Top Stores

Walmart | 1-800-flowers.com | overstock | ebay | KOHL'S | ORBITZ | STAPLES

Disclaimer

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1652350/000164460016000114/0001644600-16-000114-index.htm.